Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 15, 2020 (except for paragraphs five through six of Note 1, the fourth paragraph of Note 2 and paragraphs six through eight, and twelve through eighteen of Note 15, as to which the date is February 8, 2021), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-252360) and related Prospectus of Talis Biomedical Corporation dated February 8, 2021.

/s/ Ernst & Young LLP

Redwood City, California

February 8, 2021